                                                                  Exhibit 10.11


                                                         Agreement No. 95-0208


                    STANDARD NONEXCLUSIVE LICENSE AGREEMENT


         This Agreement is made effective the 1st day of January, 1996, by and between Wisconsin Alumni Research Foundation (hereinafter called "WARF"), a nonstock, nonprofit Wisconsin corporation, and Geron Corporation (hereinafter called "Geron"), a corporation organized and existing under the laws of Delaware;

         WHEREAS, WARF owns certain inventions that are described in the "Licensed Patents" defined below, and WARF is willing to grant a license to Geron under any one or all of the Licensed Patents and Geron desires a license under all of them;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

         Section 1.      Definitions.

         For the purpose of this Agreement, the Appendix A definitions shall apply.

         Section 2.       Grant.

                 A.       License.

         WARF hereby grants to Geron a nonexclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, use and sell Products.

                 B.       Option to Expand the Licensed Field.

         WARF hereby grants Geron an option to expand the field of use to include Products for non-primate, Including non-human, fields of use in the Licensed Field under this Agreement. To exercise this option, Geron must, prior to January 1, 1998, notify WARF in writing of the Product for which it is exercising its option to expand the Licensed Field, provide WARF with an acceptable written development plan for such Product in the non-primate, including non-human, field of use, and pay WARF an option fee of [ * ].

                 C.       Period of Exclusivity.

         WARF hereby grants Geron a one-year period of exclusivity for which Geron shall pay a fee of [ * ] by January 15, 1996. During the period of exclusivity WARF agrees not to grant any other licenses to the Licensed Patents. The period of exclusivity may be extended by written mutual agreement of the parties for additional one-year terms. If Geron desires to extend such period of exclusivity, Geron shall pay to WARF a fee of [ * ] per additional one-year term.

                 D. Future Notification and Option to Future Non-Exclusive License.

                          (i)     WARF shall notify Geron of any invention that
is assigned to WARF after the date of this Agreement by Professor Thomson.
Such disclosure shall consist of sending Geron a copy of the U.S. Patent Application (without claims) claiming such invention. WARF shall not be obligated to grant any rights to Geron concerning any inventions, disclosures or applications provided to Geron pursuant to this Section 2D(i) except as provided in Section 2D(ii).

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                          (ii)    Geron shall have an option to obtain a
nonexclusive license, limited to the Licensed Territory and the Licensed Field, under any patents or patent applications other than Licensed Patents or patent applications owned by WARF that claim an invention which is assigned to WARF by Professor Thomson after the effective date of this Agreement and such invention is developed by January 1, 1998. Geron must exercise such option within ninety
(90) days after receiving a copy of U.S. Patent Application (without claims) by written notification to WARF that it is exercising its option, submitting a written development plan (Appendix D) and paying WARF a license fee for the new patents or patent applications. The license fee shall be the sum of [ * ] for each new U.S. patent application added as well as the fees set forth in Section 3C(ii) for each foreign equivalent patent application.

                          (iii)   If Geron fails to either notify WARF or pay
the applicable license fee to WARF within the ninety-day option period, all of Geron's rights with respect to the applicable invention and related patents and patent applications shall automatically expire. If Geron exercises its option under this Section 2D, the applicable patent(s) and patent application(s) shall be added hereto as Licensed Patents.

         Section 3.       Consideration.

                 A.       Development.

                          (i)     Geron agrees to provide funding to the
University of Wisconsin - Madison of at least [ * ] per year in any form for two years until January 1, 1998 to support further research by Professor Thomson at the University of Wisconsin - Madison. Within three months of the effective date of this Agreement, Geron shall provide WARF with a copy of its Research Agreement with the University of Wisconsin - Madison evidencing its agreement to provide such research funds. In consideration of Geron's support of Professor Thomson's research, WARF defers its usual and customary requirement that Geron submit a development plan (see Appendix D) and periodic development reports (see Appendix C) until January 1, 1998.

                          (ii)    Beginning on January 1, 1998, Geron must
provide WARF with a development plan and agrees to and warrants that: it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents; it will establish and actively and diligently pursue the development plan (see Appendix D) to the end that the inventions of the Licensed Patents will be utilized to provide Products for sale in the retail market; and within one month following the end of each calendar quarter ending on March 31, June 30, September 30 and December 31 and until commercial sales of Products begin, it will supply WARF with a written development report. All development activities and strategies and all aspects of Products design and decisions to market and the like are entirely at the discretion of Geron, and Geron shall rely entirely on its own expertise with respect thereto. WARF's review of Geron's development plan is solely to verify the existence of Geron's commitment to development activity and to assure compliance with Geron's obligations to utilize the inventions of the Licensed Patents for the marketplace, as set forth above.

                 B.      License Fee.


         Geron agrees to pay to WARF a license fee of [ * ] by January 15, 1996.

* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                 C.      Filing of Foreign Applications.

         WARF agrees to file a patent application corresponding to the Licensed Patent pursuant to the Patent Cooperation Treaty ("PCT") on or before December 1, 1995 and will designate all available jurisdictions in such PCT application. Based on the following procedure, WARF will file, a national application pursuant to the PCT application in those countries in which Geron indicates it is interested in obtaining patents.

                          (i)     On or before January 15, 1996, Geron shall
pay to WARF a general filing fee of [ * ].

                          (ii)    WARF shall make a Chapter II filing under the
PCT on or before April 1, 1997. For each country outside the United States in which Geron requests WARF to maintain patent applications, Geron shall pay to WARF the following fees:

                          Japan - [ * ]

                          European Patent Office (EPO) - [ * ] (for all designated countries combined)

                          Any other country - [ * ]

When the patent issues, WARF will notify Geron, Geron will select in which countries it wants to obtain a translation and Geron agrees to pay one half of the cost of translation in those countries. WARF retains the right to file or maintain an application, at its own expense, in any other country WARF desires to obtain a patent.

                          (iii)   WARF will prosecute all national applications
it files at Geron's request pursuant to this Section 3C until WARF determines that continued prosecution is unlikely to result in the issuance of a patent in that country. However, if WARF decides to abandon prosecution of the application in a particular country in which Geron has expressed, in writing to WARF, its interest in continuing to pursue prosecution of the application, Geron shall be given notification that WARF is terminating prosecution in that Country. If Geron desires to acquire rights IN the application then WARF will cooperate with Geron as reasonably requested by Geron to facilitate acquisition of such rights.

                 D.       Royalty.

                          (i)     IN addition to the Section 3B license fee,
Geron agrees to pay to WARF as "earned royalties" a royalty calculated as a percentage of the Selling Price of Products in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Product is actually sold and paid for, the date an invoice is sent by Geron, or the date a Product is transferred to a third party for any promotional reasons. The royalty shall remain fixed while this Agreement is in effect at a rate of [ * ] of the Selling Price for Therapeutic Products and [ * ] of the Selling Price for Diagnostic Products.

                          (ii)    If Licensee must make payments to one or more
third parties during any calendar year to obtain a license or similar right in the absence of which Licensee could not legally make, use or sell the Products, their Licensee may deduct [ * ] of such third party payments from royalties payable to WARF with respect to that calendar year, provided that such deduction does not exceed [ * ] of the royalties payable to WARF under this Agreement during such calendar year.




* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                 E.     Minimum Royalty.

         Geron further agrees to pay to WARF a minimum royalty of [ * ] per calendar year or part thereof during which this Agreement is in effect starting in calendar year 1998, against which any earned royalty paid and any payments to third parties pursuant to the terms of Section 3D(ii) for the same calendar year will be credited. The minimum royalty for a given year shall be due at the time payments are,due for the calendar quarter ending on December 3 1. It is understood that the minimum royalties will apply on a calendar year basis, and that sales of Products requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual minimum royalty due WARF for any given calendar year.

                 F.       Accounting Payments.

                          (i)     Amounts owing to WARF under Section 3D shall
be paid on a quarterly basis, with such amounts due and received by WARF on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty (30) days after they are due to WARF shall accrue interest until paid at the rate of the lesser of one percent (1%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

                          (ii)    Except as otherwise directed, all amounts
owing to WARF under this Agreement shall be paid in U.S. dollars to WARF at the address provided in Section 14(a). All royalties owing with respect to Selling Prices stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment.

                          (iii)   A full accounting showing how any amounts
owing to WARF under this Section 3D have been calculated shall be submitted to WARF on the date of each such payment. Such accounting shall be on a per-country and product line, model or tradename basis and shall be Summarized on tile form shown in Appendix B of this Agreement. In the event no payment is owned to WARF, a statement setting forth that fact shall be supplied to WARF.

         Section 4.       Certain Warranties of WARF.

                 A.       WARF warrants that except as otherwise provided under
Section 12 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Geron in this Agreement. However, nothing in this Agreement shall be construed as:


                          (i)     a warranty or representation by WART as to
the validity or scope of any of Licensed Patents;

                          (ii)    a warranty or representation granted in this
Agreement will, or will not, infringe patents of third parties; or


                          (iii)   an obligation to furnish any know-how not
provided in Licensed Patents or any services other than those specified in this Agreement.



* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                 B. WARF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY GERON OR ITS VENDEES OR OTHER TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

         Section 5.       Recordkeeping.

                          A.      Beginning when the first of the Products is
sold, Geron shall keep books and records sufficient to verify the accuracy and completeness of Geron's accounting referred to above, including without limitation inventory, purchase and invoice records relating to the Products or their manufacture. Such books and records shall be preserved for a period not less than six years after they are created during AND after the term of this Agreement.

                          B.      Geron shall take all steps necessary so that
WARY may within thirty days of its request review and copy all the books AND records at a single U.S. location to verify the accuracy of Geron's accounting. Such review may be performed by any employee of WARF as well as by any attorney or registered CPA designated by WARF, upon reasonable notice and during regular business hours.

                          C.      If a royalty payment deficiency is
determined.  Geron shall pay the royalty DEFICIENCY outstanding within thirty
(30) days of receiving written notice thereof. plus interest on outstanding amounts as described in Section 3F(i).

                          D.      If a royalty payment deficiency for a
calendar year exceeds five percent (5%) of the royalties paid for that year, then Geron shall be responsible for paving WARF's out-of-pocket expenses Incurred with respect to such review.

         Section 6.       Term and Termination.

                          A.      The term of this license shall begin on the
effective date of this Agreement and continue until continue until the earlier of the date that NO Licensed Patent remains all enforceable patent or the payment of earned royalties under Section 3D, once begun, ceases for more than eight (8) consecutive calendar quarters.

                          B.      Geron may terminate this Agreement at any
time by giving at least ninety days' written and unambiguous notice of such termination to WARF. Such a notice shall be accompanied by a statement of the reasons for termination.

                          C.      If Geron at any time defaults in the timely
payment of any monies due to WARF or the timely submission to WARF of any Development Report, falls to actively pursue the development plan, or commits any breach of any other covenant herein contained, and Geron fails to remedy any such breach or default within ninety days after written notice thereof by WARF, WARF may, at its option, terminate this Agreement by giving notice of termination to Geron.

                          D.      Upon the termination of this Agreement, Geron
shall remain obligated to provide AN accounting for and to pay royalties carried up to the date of the termination and any minimum royalties shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year.

         Section 7. Assignability.

         This Agreement may not be transferred or assigned by Geron except to a subsidiary in which Geron owns at least fifty per cent (50%) of the equity or with the prior written consent of WARF. Such consent will not be unreasonably withheld upon the sale or transfer of substantially all of Geron's assets.

         Section 8. Contest of Validity.

         In the event Geron contests the validity of any Licensed Patent, Geron shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

         Section 9.       Patent Marking.

         Geron shall insure that it applies patent markings that meet all requirements of U.S. law, 35 U.S.C. 287, with respect to all Products subject to this Agreement.

         Section 10.      Product Liability; Conduct of Business.

         A. Geron shall, at all times during the term of this Agreement and thereafter, indemnify, defend and hold WARF and the inventors of the Licensed Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Products arising from any right or obligation of Geron hereunder, Notwithstanding the above, WARF at all times reserves the right to retain counsel of its own to defend WARF's interests.

         B. Geron warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the products subject to this Agreement and that such insurance coverage lists WARF and the inventors of the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January I and January 31 of each year, Geron will present evidence to WARF that the coverage is being maintained with WARF and its inventors listed as additional insureds. In addition, Geron shall provide WARF with at least 30 days prior written notice of any change in or cancellation of the insurance coverage.

         Section 11.      Use of Names.

         Geron shall not use WARF's name, the name of any inventor of inventions governed by this Agreement, or the name of the University of Wisconsin in sales promotion, advertising, or any other form of publicity without the prior written approval of the entity or person whose name is being used. Except that Geron may use the following statement:

         Geron has entered into a sponsored research agreement with the University of Wisconsin-Madison supporting the research of Dr. Thomson in the promising area of primate embryonic stem cells. Geron has executed a license agreement with WARF regarding the technology.

         Section 12.      United States Government Interests.

         It is understood that if the United States Government (through any of its agencies or otherwise) has funded research, during the course of or under which any of the inventions of the Licensed Patents were conceived or made, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. Section 200-212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention of such Licensed Patents for governmental purposes. Any license granted to Geron in this Agreement shall be subject to such right. In the event there is assertion by the Government of such rights, Geron may be entitled to modification of the royalty and license fee provisions of the Agreement.

         Section 13.      Miscellaneous.

         This Agreement shall be construed in accordance with the internal laws of the State of Wisconsin. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint venturers or partners.

         Section 14.      Notices.

         Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

         (a)     Wisconsin Alumni Research Foundation
                 Attn: Managing Director
                 614 Walnut Street
                 Madison, Wisconsin 53705

         (b)     Geron Corporation
                 Attn: Kevin Kaster
                 200 Constitution Drive
                 Menlo Park, CA 94025

         Section 15.      Integration.

         This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 15, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgement, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

         Section 16.      Contract Formation and Authority.

         A. No agreement between the parties shall exist unless the duly authorized representative of Geron and the managing director of WARF have signed this document within thirty (30) days of the effective date written on the first page of this Agreement.

         B. The persons signing on behalf of WARF and Geron hereby warrant and represent that they have authority to execute this Agreement on behalf of the party for whom they have signed.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.


         WISCONSIN ALUMNI RESEARCH FOUNDATION


By:    Richard H. Leazer                  Date: Jan 26,             1996
   -------------------------------------        ------------------,--------
     Richard H. Leazer, Managing Director


         GERON CORPORATION

By:    Ronald W. Eastman                  Date:  1/19               1996
   -------------------------------------       ------------------,---------


Name and Office:  Ronald W. Eastman
                ------------------------
  President and CEO
- ----------------------------------------


Reviewed by WARF's Attorney:           Reviewed by Geron's Attorney:

              [SIG]                                [SIG]
- -----------------------------------    ------------------------------------


           Jan. 4, 1996                          Jan. 19, 1996



(Neither attorney shall be deemed a signatory to this Agreement.)

WARF Ref: Thomson-P94096US

                                   APPENDIX A

         A. "Licensed Patents" shall refer to and mean United States Patent Application Serial No. 08/376,327 and any foreign equivalents added pursuant to Section 3C, CIPs until January 1, 1998, and continuations and reexaminations.

         B. "Products" shall refer to and mean Therapeutic Products and Diagnostic Products collectively.

         C. "Therapeutic Products" shall refer to and mean products or services other than Diagnostic Products that (i) are used in the treatment of disease in primates, including humans, or in the discovery and commercial development of the same; and (ii) employ or are in any way produced by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.

         D. "Diagnostic Products" shall refer to and mean products or services that (i) are used in the diagnosis or prognosis of disease in primates, including humans, or in the discovery and commercial development of the same; and (ii) employ or are in any way produced by the practice of an invention claimed in the Licensed Patents or that would otherwise constitute infringement of any claims of the Licensed Patents.

         E. "Selling Price" shall mean, in the case of Products that are sold, the invoice price to the retail customer of Products (regardless of uncollectible accounts) less any shipping costs, allowances because of returned Products, or sales taxes. The "Selling Price" for a Product that is transferred to a third party for promotional purposes without charge or at a discount shall be the average invoice price to the retail customer of that type of Product during the applicable calendar quarter. WARF is exempt from paying income taxes under U.S. law. Therefore, all payments due under this Agreement shall be made without deduction for taxes, assessments, or other charges of any kind which may be imposed on WARF by any government outside of the United States or any political subdivision of such government with respect to any amounts payable to WARF pursuant to this Agreement. All such taxes, assessments, or other charges shall be assumed by Geron.

         F. "Development Report" shall mean a written account of Geron's progress under the development plan having at least the information specified on Appendix C to this Agreement, and shall be sent to the address specified on Appendix C.

         G. "Sponsored Research Period" shall mean the period, coinciding with Geron's sponsored research agreement with the University of Wisconsin - Madison, commencing on the effective date of this Agreement and ending on January 1, 1998.

         H. "Licensed Field" shall be limited to the field of primate, including human, diagnostic and therapeutic treatment.

         I.      "Licensed Territory" shall be worldwide.

                                   APPENDIX B
                              WARF ROYALTY REPORT
                              -------------------


  AGREEMENT NO: ______________  INVENTOR: ______________  P#: P______________

PERIOD COVERED: From: __/__/199_______  Through: __/__/199_______

   PREPARED BY:  ________________________  DATE:  ________________________

   APPROVED BY:  ________________________  DATE:  ________________________

        If license covers several major product lines, please prepare a separate report for each line. Then combine all
                      product lines into a summary report.

REPORT TYPE:

  [ ] SINGLE PRODUCT LINE REPORT: _________________________

  [ ] MULTIPRODUCT SUMMARY REPORT. Page 1 of _____ Pages

  [ ] PRODUCT LINE DETAIL. Line: _________  Tradename: ________  Page: ____

 REPORT CURRENCY:  [ ] U.S. DOLLARS  [ ] OTHER _____________________________

==============================================================================

              Gross      *Less:       Net     Royalty     Period Royalty Amount
                                                          ---------------------
Country       Sales    Allowances    Sales     Rate       This Year   Last Year

- -------------------------------------------------------------------------------
U.S.A.
- -------------------------------------------------------------------------------
Canada
- -------------------------------------------------------------------------------
Europe:
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
Japan
- -------------------------------------------------------------------------------
Other:
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
===============================================================================
TOTAL:
===============================================================================

Total Royalty: ______ Conversion Rate: ______ Royalty in U.S. Dollars: $ ______

The following royalty forecast is non-binding and for WARF's internal planning purposes only:

                     Royalty Forecast Under This Agreement:

    Next Quarter: __________  Q2: __________  Q3: __________  Q4: __________

- ------------------------------------------------------------------------------
         * On a separate page, please indicate the reasons for returns or other adjustments if significant. Also note any unusual occurrences that affected royalty amounts during this period.
              To assist WARF's forecasting, please comment on any
                  significant expected trends in sales volume.
- ------------------------------------------------------------------------------

                                   APPENDIX C
                               DEVELOPMENT REPORT

A. Date development plan initiated and time period covered by this report.

B.       Development Report (4-8 paragraphs).

         1. Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

         2. Activities currently under investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C.       Future Development Activities (4-8 paragraphs).

         1. Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

         2. Estimated total development time remaining before a product will be commercialized.

D.       Changes to initial development plan (2-4 paragraphs).

         1.      Reasons for change.

         2.      Variables that may cause additional changes.

E.       Items to be provided if applicable:

         1. Information relating to Product that has become publicly available, e.g., published articles, competing products, patents, etc.

         2. Development work being performed by third parties other than Geron to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

         3. Update of competitive information trends in industry, government compliance (if applicable) and market plan.

PLEASE SEND DEVELOPMENT REPORTS TO:


         Wisconsin Alumni Research Foundation
         Attn.: Contract Coordinator
         614 Walnut Street
         P.O. Box 7365
         Madison, WI 53707-7365

                                   APPENDIX D
                                DEVELOPMENT PLAN

         A development plan of the scope outlined below shall be submitted to WARF by Geron prior to the execution of this agreement. In general, the plan should provide WARF with a summary overview of the activities that Geron believes are necessary to bring Products to the marketplace.

         Estimated
         Start Date                        Finish Date

I.       Development Program

         A.      Development Activities to be Undertaken
                 (Please break activities into subunits with the date of completion of major milestones)

                 1.

                 2.

                  .

                  .
         B. Estimated Total Development Time

II.      Governmental Approval

         A.      Types of submissions required

         B.      Government agency e.g. FDA, EPA, etc.

III.     Proposed Market Approach

IV.      Competitive Information

         A.      Potential Competitors

         B.      Potential Competitive Devices/Compositions

         C.      Known Competitor's plans, developments, technical achievements

         D.      Anticipated Date of Product Launch

Total Length: approximately 2-3 pages